EXHIBIT 99.1

Applied Minerals, Inc. Announces Its 2010 Annual Shareholders’ Meeting

New York, N.Y. – Applied Minerals Inc. (OTC BB: AMNL) (“the Company”), a leading global producer of Halloysite Clay, today announced that its 2010 Annual Shareholders’ Meeting will be held on Thursday, June 10, 2010 at 3 PM EDT.  Those interested in attending the meeting ought to visit www.virtualshareholdermeeting.com/AMNL.  A business update presentation will be provided as part of the meeting and will also be available on the Company’s website, located at www.appliedminerals.com, prior to the beginning of the meeting.

About Applied Minerals, Inc.

Applied Minerals Inc. is a leading global producer of Halloysite Clay from its wholly- owned Dragon Mine Property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional Halloysite markets for use in technical ceramics and catalytic applications, the Company has targeted niche applications that it feels will benefit from the tubular morphology of its Halloysite. These include: carriers of active ingredients in paints, coatings and building materials, agricultural applications and high-performance fillers in plastic composites.

Statements in this press release that are not historical facts, and this includes all the statements concerning future-oriented statements relating to processing, capacity, costs, notifications, working together, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.

Contact:

Applied Minerals, Inc.
Rubenstein Investor Relations
Tim Clemensen, 212-843-9337